Exhibit 99.1

Collegium Reports Record Quarterly Revenue of $87.7 Million

– Net Income of $15.7 Million and Adjusted EBITDA of $45.3 Million in the First Quarter of 2021 –

– Nucynta® Franchise and Adjusted EBITDA 2021 Guidance Range Raised –

– Colleen Tupper Appointed as Next CFO;

Paul Brannelly will be Leaving the Company to Pursue Other Opportunities –

– Conference Call Scheduled for Today at 4:30 p.m. ET –

STOUGHTON, Mass., May 6, 2021 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a specialty pharmaceutical company committed to being the leader in responsible pain management, today reported its financial results for the first quarter ended March 31, 2021 and provided a corporate update. The company also announced the appointment of Colleen Tupper as the Company’s next CFO, effective May 24, 2021. Ms. Tupper will succeed Paul Brannelly, who will depart Collegium, also effective May 24, 2021, to pursue other opportunities.

“In the first quarter of 2021 Collegium delivered record quarterly net revenue and adjusted EBITDA, driven by accelerated share gains and prescription growth of Xtampza ER, strong contributions from the Nucynta franchise and ongoing leverage of our cost structure,” said Joe Ciaffoni, President and Chief Executive Officer of Collegium. “We are encouraged by our Q1 performance and remain focused on our mission of being the leader in responsible pain management, while maximizing the value of our differentiated pain portfolio, executing against our financial goals for 2021 and investing in the long-term growth of our Company."

Mr. Ciaffoni added, “Paul has been a valued member of our management team for the past six years and, on behalf of the Board of Directors and our team, I want to thank him for his many contributions and wish him well in his future endeavors. We anticipate a smooth transition, and we look forward to Colleen joining us at an exciting time in Collegium’s evolution. With more than 20 years of broad finance, operational and business development experience, including leadership roles in commercial-stage finance organizations, Colleen’s expertise and acumen will be instrumental to the organization as we enter a new phase of growth and value creation.”

Recent Business Highlights

●	Xtampza® ER market share of the oxycodone extended-release market grew to 30.6% in March 2021, from 25.1% in December 2020.

●	The Company saw strong volume and market share growth with new exclusive ER oxycodone formulary wins for Xtampza ER, that took effect January 1, 2021. Collegium is the exclusive ER oxycodone for approximately 40% of Commercial and Medicare Part D covered lives. Xtampza ER continues to have broad-based coverage, including 83% coverage of Commercial lives and 57% coverage of Medicare Part D lives.

●	Transitioned commercial manufacturing for Xtampza ER to a new, state-of-the-art, dedicated suite that will accommodate Xtampza ER’s continued growth.

●	Collegium was recognized as a 2021 Top Workplaces USA Company and was ranked #1 on Boston Business Journal’s 2021 Middle Market Leaders list.

CFO Transition

●	Colleen Tupper has been appointed to serve as the Company’s Executive Vice President and Chief Financial Officer, effective May 24, 2021. Ms. Tupper most recently served as Senior Vice President and CFO of the U.S. Business Unit of Takeda and brings 20 years of experience in finance roles at commercial stage pharmaceutical companies. Ms. Tupper succeeds Paul Brannelly, who served as the Company’s CFO since February 2015. Mr. Brannelly will be resigning from the Company to pursue other opportunities, effective May 24, 2021.

For additional details regarding the CFO transition, please see the 8-K filed with the SEC earlier today.

Financial Guidance for 2021

The Company updates its full-year 2021 financial guidance:

	Prior	Updated

Xtampza ER Revenues	$155.0 to $165.0 million	Unchanged

Nucynta Franchise Revenues	$175.0 to $185.0 million	$185.0 to $195.0 million

Total Operating Expenses (Including Stock-Based Compensation)	$125.0 to $135.0 million	Unchanged

Adjusted EBITDA (Excluding Stock-Based Compensation)	$160.0 to $170.0 million	$170.0 to $180.0 million

Collegium is not providing forward-looking guidance for its full-year 2021 U.S. GAAP net income (loss) or a quantitative reconciliation of forward-looking adjusted EBITDA. Please see “Non-GAAP Financial Measures” below for additional information.

Financial Results for Quarter Ended March 31, 2021

●	Xtampza ER net product revenues were a record $35.4 million for the quarter ended March 31, 2021 (the “2021 Quarter”), compared to $31.5 million for the quarter ended March 31, 2020 (the “2020 Quarter”), representing an increase of 12%.
●	Nucynta franchise net product revenues were $52.3 million in the 2021 Quarter, compared to $45.0 million for the 2020 Quarter, representing an increase of 16%, ahead of our expectations.
●	Operating expenses, including stock-based compensation expense, were $34.4. million in the 2021 Quarter compared to $33.9 million in the 2020 Quarter. Operating expenses, excluding stock-based compensation expense, were $27.5 million in the 2021 Quarter compared to $29.0 million in the 2020 Quarter. This decrease of $1.5 million or 5%, was primarily due to lower costs incurred in the 2021 Quarter to support the ongoing commercialization of our products as the Company continues to leverage its existing cost structure.
●	Net income for the 2021 Quarter was $15.7 million, or $0.45 earnings per share (basic) and $0.41 earnings per share (diluted), compared to net income of $450,000, or $0.01 earnings per share (basic and diluted), for the 2020 Quarter. Net income included stock-based compensation expense of $6.9 million and $5.0 million for the 2021 Quarter and 2020 Quarter, respectively.
●	Adjusted EBITDA for the 2021 Quarter was $45.3 million, compared to $20.5 million for the 2020 Quarter.

Conference Call Information

The Company will host a conference call and live audio webcast on Thursday, May 6, 2021 at 4:30 p.m. Eastern Time. To access the conference call, please dial (877) 407-8037 (U.S.) or (201) 689-8037 (International) and reference the “Collegium Pharmaceutical Q1 2021 Earnings Call.” An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company committed to being the leader in responsible pain management. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about non-GAAP adjusted EBITDA. We use this non-GAAP financial measure to understand, manage and evaluate our business as we believe it represents the performance of our core business. Because this non-GAAP financial measure is an important internal measure for us, we believe that the presentation of this non-GAAP financial measure provides analysts, investors, lenders and other third parties insight into our view and assessment of our ongoing operating performance. In addition, we believe that the presentation of this non-GAAP financial measure, when viewed with our results under GAAP and the accompanying reconciliation, provide supplementary information that may be useful to analysts, investors, lenders, and other third parties in assessing our performance and results from period to period. We report this non-GAAP financial measure to portray the results of our major operations prior to considering certain income statement elements. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP.

Adjusted EBITDA represents GAAP net income adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, and stock-based compensation. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Please see the section of this press release titled “Reconciliation of GAAP Net Income to Adjusted EBITDA” for a reconciliation of non-GAAP adjusted EBITDA to its most directly comparable GAAP measure.

There are several limitations related to the use of adjusted EBITDA rather than net income, which is the nearest GAAP equivalent, such as:

●	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
●	we exclude stock-based compensation expense from adjusted EBITDA although (a) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy and (b) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
●	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
●	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes; and
●	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments.

The Company has not provided a reconciliation of its full-year 2021 guidance for non-GAAP adjusted EBITDA to the most directly comparable forward-looking GAAP measure because it is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense. These items are uncertain and depend on various factors that could have a material impact on GAAP net income for the guidance period.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding financial guidance for Xtampza ER and Nucynta Franchise revenues, Adjusted EBITDA, total operating expenses, current and future market opportunities for our products and our assumptions related thereto. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the impact of the COVID-19 pandemic on our ability to conduct our business, reach our customers, and supply the market with our products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to obtain and maintain regulatory approval of our products and any product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product; the size of the markets for our products and product candidates, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products and product candidates; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement, opioid-related or other litigation that may be brought by or against us, including litigation with Purdue Pharma, L.P.; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:
Alex Dasalla

adasalla@collegiumpharma.com

Collegium Pharmaceutical, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	March 31,	December 31,
	2021	2020
Cash and cash equivalents	$182,790	174,116
Accounts receivable, net	93,156	83,320
Inventory	15,498	15,614
Prepaid expenses and other current assets	4,867	4,838
Property and equipment, net	19,760	18,988
Operating lease assets	8,209	8,391
Intangible assets, net	319,109	335,904
Restricted cash	2,547	2,547
Other long-term assets	129	123
Total assets	$646,065	$643,841

Accounts payable and accrued expenses	25,560	34,672
Accrued rebates, returns and discounts	156,153	156,554
Term notes payable	145,711	157,514
Convertible senior notes	139,286	99,575
Operating lease liabilities	9,320	9,495
Shareholders’ equity	170,035	186,031
Total liabilities and stockholders’ equity	$646,065	$643,841

Collegium Pharmaceutical, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended March 31,
	2021	2020
Product revenues, net	$87,721	$76,511
Cost of product revenues
Cost of product revenues (excluding intangible asset amortization)	15,328	27,229
Intangible asset amortization	16,795	10,295
Total cost of products revenues	32,123	37,524
Gross profit	55,598	38,987
Operating expenses
Research and development	2,930	2,666
Selling, general and administrative	31,476	31,260
Total operating expenses	34,406	33,926
Income from operations	21,192	5,061
Interest expense	(5,721)	(4,823)
Interest income	3	212
Income before income taxes	15,474	450
Benefit from income taxes	(188)	—
Net income	$15,662	$450

Earnings per share — basic	$0.45	$0.01
Weighted-average shares — basic	34,951,740	34,100,688

Earnings per share — diluted	$0.41	$0.01
Weighted-average shares — diluted	41,160,092	35,069,693

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands, except per share amounts)

(unaudited)

	Three months ended
	March 31,
	2021	2020
GAAP net income	$15,662	$450
Adjustments:
Interest expense	5,721	4,823
Interest income	(3)	(212)
Benefit from income taxes	(188)	—
Depreciation	439	198
Amortization	16,795	10,295
Stock-based compensation expense	6,879	4,951
Total adjustments	$29,643	$20,055
Adjusted EBITDA	$45,305	$20,505